FOR IMMEDIATE RELEASE

Wingstop Inc. Reports Fiscal Fourth Quarter and Full Year 2018 Financial Results
Digital sales mix continued to grow, reaching a record 30% in January 2019

Dallas, February 27, 2019 - (GLOBE NEWSWIRE) - Wingstop Inc. (NASDAQ: WING) today announced financial results for the fiscal fourth quarter and fiscal year ended December 29, 2018.

Highlights for the fiscal fourth quarter 2018 compared to the fiscal fourth quarter 2017*:

▪	System-wide sales increased 15.0% to $328 million

▪	System-wide restaurant count increased 10.5% to 1,252 global locations

▪	System-wide domestic same store sales increased 6.0%

▪	Digital sales increased to 27.6% of domestic system-wide sales

▪	Total revenue increased 15.1% to $40.5 million

▪
Net income was $2.4 million for the thirteen weeks ended December 29, 2018 compared to $8.1 million in the prior fiscal fourth quarter. Adjusted net income** and adjusted diluted earnings per share**, both non-GAAP measures, were comparable to the prior year

▪	Adjusted EBITDA**, a non-GAAP measure, increased 20.3% to $12.5 million

Highlights for the fiscal year 2018 compared to the fiscal year 2017*:

▪	System-wide sales increased 16.0% to $1.3 billion

▪	Added 119 net new restaurants in fiscal year 2018

▪	System-wide domestic same store sales increased 6.5%, making fiscal year 2018 the 15th consecutive year of same store sales growth

▪	Total revenue increased 14.9% to $153.2 million

▪	Net income was $21.7 million, or $0.73 per diluted share, while adjusted net income**, a non-GAAP measure, increased 21.8% to $24.7 million

▪	Adjusted earnings per diluted share**, a non-GAAP measure, increased 21.7% to $0.84 from the prior fiscal year

▪	Adjusted EBITDA**, a non-GAAP measure, increased 25.3% to $49.0 million

* In the first quarter of 2018, the Company adopted Accounting Standards Update No. 2014-09 (“ASU 2014-09”), Revenue from Contracts with Customers (Topic 606), which changed the timing of recognition of initial franchise fees, development fees, territory fees for our international business, and renewal and transfer fees, as well as the reporting of advertising fund contributions and related expenditures. See the “Adoption of New Accounting Guidance” section below for additional information. Amounts presented for the fiscal fourth quarter and fiscal year ended December 30, 2017 have been adjusted to reflect the adoption of ASU 2014-09.

** Adjusted EBITDA, adjusted net income, and adjusted diluted earnings per share are non-GAAP measures. Reconciliations of adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share to the most directly comparable financial measures presented in accordance with GAAP are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

“Driven by our vision to become a top 10 global restaurant brand and our mission to serve the world flavor, we are pleased to report another year of strong growth across all key metrics. Additionally, 2018 marked another year where we continued to demonstrate our dedication to returning capital to shareholders by returning over $192 million in dividends,” stated Charlie Morrison, Chairman and Chief Executive Officer. “We remain focused on our strategic long-term growth drivers of national advertising, digital innovation, delivery and unit expansion, and we believe we are executing against a strategy that will continue to deliver strong same store sales growth, best-in-class unit economics and strong shareholder returns in 2019 and the years to come.”

Key operating metrics for the fiscal fourth quarter 2018 compared to the fiscal fourth quarter 2017

	Fiscal Quarter Ended
	December 29, 2018	December 30, 2017
Number of system-wide restaurants open at end of period	1,252	1,133
Number of domestic franchise restaurants open at end of period	1,095	1,004
Number of international franchise restaurants open at end of period	128	106
System-wide sales (in thousands)	$327,715	$284,980
System-wide domestic same store sales growth	6.0%	5.2%
Net income (in thousands)	$2,419	$8,072
Adjusted net income (in thousands)	$4,295	$4,425
Adjusted EBITDA (in thousands)	$12,500	$10,392

Fiscal fourth quarter 2018 financial results

Total revenue for the fiscal fourth quarter 2018 increased 15.1% to $40.5 million from $35.2 million in the fiscal fourth quarter last year.

▪
Royalty revenue, franchise fees and other increased $1.7 million to $19.1 million from $17.3 million in the fiscal fourth quarter of prior year. The increase is due to 113 net franchise restaurant openings since December 30, 2017 and domestic same store sales growth of 6.0%.

▪
Advertising fees and related income increased $1.0 million to $8.9 million from $7.9 million in the fiscal fourth quarter of prior year. Advertising fees increased primarily due to the increase in system-wide sales in the thirteen weeks ended December 29, 2018 compared to the prior year fiscal fourth quarter.

▪
Company-owned restaurant sales increased $2.5 million to $12.5 million from $10.0 million in the fiscal fourth quarter of prior year. The increase was primarily due to the acquisition of six franchised restaurants since the end of the fiscal fourth quarter 2017 resulting in additional sales of $1.9 million in the fiscal fourth quarter 2018. The remaining increase was due to company-owned domestic same store sales growth of 4.6%, which was driven by both an increase in transactions and an increase in average transaction size.

Cost of sales increased to $8.9 million from $7.5 million in the fiscal fourth quarter of prior year. As a percentage of company-owned restaurant sales, cost of sales decreased to 71.0% from 74.5%. The decrease was driven primarily by a 16.7% decrease in the cost of bone-in chicken wings as compared to the prior year period, as well as our ability to leverage costs due to the 4.6% increase in company-owned restaurant same store sales.

Advertising expenses increased $0.5 million to $8.4 million from $7.9 million in the fiscal fourth quarter of prior year. Advertising expenses are recognized at the same time the related revenue is recognized, which does not necessarily correlate to the actual timing of the related advertising spend.

Selling, general & administrative expenses (“SG&A”) increased 28.5% to $13.4 million compared to $10.4 million in the fiscal fourth quarter of prior year. The increase in SG&A expense was primarily due to nonrecurring costs of $1.0 million related to the securitization financing facility and subsequent special dividend payout, which occurred in the fiscal fourth quarter 2018. The remaining increase is primarily due to an increase of $0.8 million in stock based compensation and an increase in payroll and benefit expenses related to planned headcount additions, as compared to the prior year period.

Interest expense increased $2.3 million to $3.5 million from $1.2 million in the fiscal fourth quarter of prior year. This increase is due to an increase in the principal amount of indebtedness we had outstanding.

Income tax expense increased $2.1 million to $1.3 million from a benefit of $0.8 million in the fiscal fourth quarter of prior year. This increase is due to a one-time benefit in the fourth quarter of 2017 of $3.6 million as a result of the enactment of the Tax Cuts and Jobs Act.

Net income was $2.4 million, or $0.08 per diluted share, compared to net income of $8.1 million, or $0.27 per diluted share, in the fiscal fourth quarter of prior year.

Adjusted net income of $4.3 million, or $0.15 per diluted share, was comparable to the prior year period. Reconciliations between net income and adjusted net income and between net income per diluted share and adjusted net income per diluted share are included in the accompanying financial schedules.

Key Operating Metrics for the fiscal year 2018 compared to the fiscal year 2017

	Fiscal Year Ended
	December 29, 2018	December 30, 2017
Number of system-wide restaurants open at end of period	1,252	1,133
Number of domestic franchise restaurants open at end of period	1,095	1,004
Number of international franchise restaurants open at end of period	128	106
System-wide sales (in millions)	$1,261	$1,087
System-wide domestic same store sales growth	6.5%	2.6%
Net income (in thousands)	$21,719	$23,940
Adjusted net income (in thousands)	$24,720	$20,293
Adjusted EBITDA (in thousands)	$48,986	$39,100

Fiscal year 2018 financial results

Total revenue for fiscal year 2018 increased 14.9% to $153.2 million from $133.3 million in the prior fiscal year.

▪
Royalty revenue, franchise fees and other increased $5.8 million to $71.9 million from $66.1 million in the prior fiscal year. The increase is due to 113 net franchise restaurant openings since December 30, 2017 and domestic same store sales growth of 6.5%. Other revenue decreased $3.3 million primarily due to a one-time payment received in conjunction with a new vendor agreement that was executed during the first quarter of 2017. The funding from this agreement was primarily used to support the launch of our national advertising campaign in 2017.

▪
Advertising fees and related income increased $4.3 million to $34.5 million from $30.2 million in the prior fiscal year. Advertising fees increased primarily due to the increase in system-wide sales in fiscal year 2018 compared to the prior fiscal year.

▪
Company-owned restaurant sales increased $9.8 million to $46.8 million from $37.1 million in the prior fiscal year. The increase is due to additional sales of $7.2 million from the acquisition of six company-owned restaurants from franchisees in the current year and the full year impact of the acquisition of two restaurants from a franchisee in the prior year. The remaining increase is due to company-owned domestic same store sales growth of 6.2%, which was driven by both an increase in transactions and an increase in average transaction size.

Cost of sales increased 11.5% to $32.1 million from $28.7 million in the prior fiscal year. As a percentage of company-owned restaurant sales, cost of sales decreased 900 basis points to 68.5% from 77.5%. The decrease was driven primarily by a 20.6% decrease in the cost of bone-in chicken wings as compared to the prior fiscal year as well as our ability to leverage costs due to the 6.2% increase in company-owned restaurant same store sales.

Advertising expenses increased $1.3 million to $33.7 million from $32.4 million in the prior fiscal year. Advertising expenses are recognized at the same time the related revenue is recognized, which does not necessarily correlate to the actual timing of the related advertising spend.

SG&A increased 27.7% to $44.6 million from $34.9 million in the prior fiscal year. The increase in SG&A expense was primarily due to nonrecurring costs of $2.4 million related to our two debt refinancings and payment of special dividends during fiscal year 2018. Also contributing to the increase in SG&A was an increase of $1.9 million in stock based compensation, as well as increases in payroll and benefits expenses associated with planned headcount additions.

Interest expense increased $5.0 million to $10.1 million from $5.1 million in the prior fiscal year. This increase is due to an increase in the principal amount of indebtedness we had outstanding.

Income tax expense increased $0.4 million to $5.2 million from $4.8 million in the prior fiscal year. This increase is due to a one-time benefit recognized in the fourth quarter of 2017 of $3.6 million as a result of the enactment of the Tax Cuts and Jobs Act. This was offset by a reduction in the federal corporate income tax rate from 35% to 21% effective January 1, 2018.

Net income was $21.7 million, or $0.73 per diluted share, compared to net income of $23.9 million, or $0.82 per diluted share in the prior fiscal year.

Adjusted net income increased 21.8% to $24.7 million, or $0.84 per diluted share, compared to $20.3 million, or $0.69 per diluted share, in the prior fiscal year. Reconciliations between net income and adjusted net income and between net income per diluted share and adjusted net income per diluted share are included in the accompanying financial schedules.

Adoption of New Accounting Guidance
The Company adopted ASU 2014-09 in the first quarter of 2018, using the full retrospective transition method, which resulted in adjusting each prior reporting period presented and recording a cumulative effect adjustment as of the first day of 2016. The adoption changed the timing of recognition of initial franchise fees, development fees, territory fees for our international business, and renewal and transfer fees, as well as the reporting of advertising fund contributions and related expenditures.

Restaurant Development
As of December 29, 2018, there were 1,252 Wingstop restaurants system-wide. This included 1,124 restaurants in the United States, of which 1,095 were franchised restaurants and 29 were company-owned. Our international presence consisted of 128 franchised restaurants across nine countries. During the fiscal fourth quarter 2018, there were 37 net system-wide Wingstop restaurants opened.

Quarterly Dividend
In recognition of the Company’s strong cash flow generation, confidence in the business, and commitment to returning value to stockholders, our Board of Directors has authorized and declared a quarterly dividend of $0.09 per share of common stock, totaling approximately $2.7 million. This dividend will be paid on March 27, 2019 to stockholders of record as of March 13, 2019.

Refinancing
During the fiscal fourth quarter of 2018, the Company completed its previously announced securitization financing with the placement by its special purpose subsidiary (the “Issuer”) of $320 million of a new series of securitized notes (the “Class A-2 Notes”). The Class A-2 Notes are subject to 1% annual amortization, bear interest at a rate of 4.97% per annum, and have an anticipated repayment date of December 2023. Interest and principal payments on the Class A-2 Notes are payable on a quarterly basis. In addition to the Class A-2 Notes, the Issuer also entered into a variable funding note facility, which will allow the Issuer to borrow up to $20 million as needed on a revolving basis.

Financial Outlook
The Company is reiterating its long-term targets of:

•	10%+ system-wide unit growth

•	Low single digit domestic same store sales growth

Additionally, the Company is providing an update on certain items specific to the fiscal year ending December 28, 2019:

•	Selling, general and administrative costs of $48 - $50 million, including:

◦	$5.9 million of stock-based compensation expense, an increase of $2.0 million over fiscal year 2018

◦
$2.0 million of franchisee convention related expense in Q4, an increase of $1.5 million over fiscal year 2018, which is offset by contributions received that are recorded in Royalty revenue, franchise fees and other revenue

◦	$2.2 million in additional payroll related expense and other expense related to national advertising, which is offset by advertising contributions recorded in Advertising fees and related income

•	Interest expense of $17.8 million

•	Estimated effective tax rate of approximately 25%

•	Diluted shares outstanding of approximately 29.8 million

The following definitions apply to these terms as used in this release:

Same store sales reflects the change in year-over-year sales for the comparable restaurant base. We define the comparable restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and closures.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense, and depreciation and amortization (EBITDA) further adjusted for transaction costs, gains and losses on the disposal of assets, and stock-based compensation expense. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA and Adjusted EBITDA in the same manner.

Adjusted net income is defined as net income adjusted for transaction costs related to our debt refinancings and securitization and related tax adjustments.

Adjusted net income per diluted share is defined as adjusted net income divided by weighted average diluted share count.

Conference Call and Webcast

Chairman and Chief Executive Officer, Charlie Morrison, and Chief Financial Officer, Michael Skipworth, will host a conference call today to discuss the fiscal fourth quarter and fiscal year 2018 financial results at 4:30 PM Eastern Time.

The conference call can be accessed live by dialing 201-689-8562. A replay will be available two hours after the call and can be accessed by dialing 412-317-6671; the passcode is 13687555. The replay will be available through Wednesday, March 6, 2019.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop

Founded in 1994 and headquartered in Dallas, Texas, Wingstop Inc. (NASDAQ:WING) operates and franchises more than 1,200 locations across the United States and nine other countries around the world. The Wing Experts’ menu features classic and boneless wings with 11 bold, distinctive flavors including Original Hot, Cajun, Atomic, Mild, Lemon Pepper, Hawaiian, Garlic Parmesan, Hickory Smoked BBQ, Louisiana Rub, Spicy Korean Q, and Mango Habanero. Wingstop’s wings are always cooked to order, hand-sauced and tossed and served with our fresh-cut, seasoned fries and made-from-scratch Ranch and Bleu Cheese dips. The Company has grown its domestic same store sales for 15 consecutive years, has been ranked #3 on the “Top 100 Fastest Growing Restaurant Chains” by Nation’s Restaurant News (2016), was ranked #7 on the “Top 40 Fast Casual Chains” by Restaurant Business (2016), and was named “Best Franchise Deal in North America” by QSR magazine (2014). For more information visit www.wingstop.com or www.wingstopfranchise.com. Follow us on facebook.com/Wingstop and Twitter @Wingstop.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Wingstop Inc. or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “outlook,” “target,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “will,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this news release include our fiscal year 2018 outlook for system-wide unit growth, domestic same store sales growth, SG&A expenses, interest expense, estimated effective tax rate, and our diluted share count, as well as our anticipated potential domestic restaurant expansion opportunity, positioning to make progress towards domestic restaurant potential, and progress toward our goal of becoming a top 10 global restaurant brand.

Any such forward-looking statements are not guarantees of performance or results and involve risks, uncertainties (some of which are beyond the Company’s control), and assumptions. Although we believe any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward-looking statements. Please refer to the risk factors discussed in our annual report on Form 10-K and quarterly reports on Form 10-Q, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

Any forward-looking statement made by Wingstop Inc. in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Media Contact
Brian Bell
972-707-3956
bbell@wingstop.com

Investor Contact
Ted McHugh and Lauren Tarola
Edelman Financial Communications
917-530-7792
WingstopFinComm@edible-inc.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share data)

	December 29, 2018	December 30, 2017
Assets
Current assets
Cash and cash equivalents	$12,493	$4,063
Restricted cash	4,462	—
Accounts receivable, net	5,764	4,567
Prepaid expenses and other current assets	2,056	4,334
Advertising fund assets, restricted	5,131	2,944
Total current assets	29,906	15,908
Property and equipment, net	8,338	5,826
Goodwill	49,655	46,557
Trademarks	32,700	32,700
Customer relationships, net	14,233	15,567
Other non-current assets	4,917	3,278
Total assets	$139,749	$119,836
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$2,750	$1,752
Other current liabilities	16,201	10,929
Current portion of debt	2,400	3,500
Advertising fund liabilities	5,131	2,944
Total current liabilities	26,482	19,125
Long-term debt, net	309,374	129,841
Deferred revenues, net of current	21,885	21,226
Deferred income tax liabilities, net	4,866	5,920
Other non-current liabilities	1,972	2,142
Total liabilities	364,579	178,254
Commitments and contingencies
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 29,296,939 and 29,092,669 shares issued and outstanding as of December 29, 2018 and December 30, 2017, respectively	293	291
Additional paid-in-capital	1,036	262
Accumulated deficit	(226,159)	(58,971)
Total stockholders' deficit	(224,830)	(58,418)
Total liabilities and stockholders' deficit	$139,749	$119,836

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(amounts in thousands, except per share data)

	Thirteen Weeks Ended		Year Ended
	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
	(Unaudited)	(Unaudited)

Revenue:
Royalty revenue, franchise fees and other	$19,086	$17,341	$71,858	$66,076
Advertising fees and related income	8,910	7,861	34,484	30,174
Company-owned restaurant sales	12,513	10,006	46,839	37,069
Total revenue	40,509	35,208	153,181	133,319
Costs and expenses:
Cost of sales (1)	8,881	7,455	32,063	28,745
Advertising expenses	8,416	7,905	33,699	32,427
Selling, general and administrative	13,383	10,413	44,579	34,898
Depreciation and amortization	1,150	969	4,313	3,376
Total costs and expenses	31,830	26,742	114,654	99,446
Operating income	8,679	8,466	38,527	33,873
Interest expense, net	3,500	1,223	10,123	5,131
Other expense, net	1,477	—	1,477	—
Income before income tax expense	3,702	7,243	26,927	28,742
Income tax expense	1,283	(829)	5,208	4,802
Net income	$2,419	$8,072	$21,719	$23,940

Earnings per share
Basic	$0.08	$0.28	$0.74	$0.82
Diluted	$0.08	$0.27	$0.73	$0.82

Weighted average shares outstanding
Basic	29,296	29,094	29,231	29,025
Diluted	29,620	29,459	29,587	29,424

Dividends per share	$3.14	$0.07	$6.54	$0.14

(1) Cost of sales excludes depreciation and amortization, which are presented separately, and includes advertising expenses

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Cost of Sales Margin Analysis
(amounts in thousands)

	Thirteen Weeks Ended
	December 29, 2018	As a % of company-owned restaurant sales	December 30, 2017	As a % of company-owned restaurant sales
Cost of sales:
Food, beverage and packaging costs	$4,233	33.8%	$3,808	38.1%
Labor costs	2,938	23.5%	2,343	23.4%
Other restaurant operating expenses	2,033	16.2%	1,572	15.7%
Vendor rebates	(323)	(2.6)%	(268)	(2.7)%
Total cost of sales	$8,881	71.0%	$7,455	74.5%

	Fiscal Year Ended
	December 29, 2018	As a % of company-owned restaurant sales	December 30, 2017	As a % of company-owned restaurant sales
Cost of sales:
Food, beverage and packaging costs	$15,540	33.2%	$14,810	40.0%
Labor costs	10,493	22.4%	8,878	23.9%
Other restaurant operating expenses	7,223	15.4%	6,004	16.2%
Vendor rebates	(1,193)	(2.5)%	(947)	(2.6)%
Total cost of sales	$32,063	68.5%	$28,745	77.5%

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Restaurant Count

	Thirteen Weeks Ended		Fiscal Year Ended
	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Domestic Franchised Activity:
Beginning of period	1,059	971	1,004	901
Openings	41	36	105	115
Closures	(2)	(3)	(8)	(10)
Acquired by Company	(3)	—	(6)	(2)
Restaurants end of period	1,095	1,004	1,095	1,004

Domestic Company-Owned Activity:
Beginning of period	26	23	23	21
Openings	—	—	—	—
Closures	—	—	—	—
Acquired from franchisees	3	—	6	2
Restaurants end of period	29	23	29	23

Total Domestic Restaurants	1,124	1,027	1,124	1,027

International Franchised Activity:
Beginning of period	130	94	106	76
Openings	10	12	34	32
Closures	(12)	—	(12)	(2)
Restaurants end of period	128	106	128	106

Total System-wide Restaurants	1,252	1,133	1,252	1,133

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(amounts in thousands)

	Thirteen Weeks Ended		Fiscal Year Ended
	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Net income	$2,419	$8,072	$21,719	$23,940
Interest expense, net	3,500	1,223	10,123	5,131
Income tax expense	1,283	(829)	5,208	4,802
Depreciation and amortization	1,150	969	4,313	3,376
EBITDA	$8,352	$9,435	$41,363	$37,249
Additional adjustments:
Transaction costs (a)	2,436	—	3,898	—
Stock-based compensation expense (b)	1,712	957	3,725	1,851
Adjusted EBITDA	$12,500	$10,392	$48,986	$39,100

(a)
Represents costs and expenses related to the refinancing of our credit agreement and our public offerings; all transaction costs are included in SG&A with the exception of $1.5 million that is included in Other expense, net during the fiscal fourth quarter and fiscal year ended December 29, 2018.

(b)	Includes non-cash, stock-based compensation.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - Adjusted Net Income and Adjusted EPS
(Unaudited)
(amounts in thousands, except per share data)

	Thirteen Weeks Ended		Fiscal Year Ended
	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Numerator:
Net income	$2,419	$8,072	$21,719	$23,940
Adjustments
Transaction costs (a)	2,436	—	3,898	—
Tax effect of adjustments (b)	(560)	—	(897)	—
Impact of tax reform (c)	—	(3,647)	—	(3,647)
Adjusted net income	$4,295	$4,425	$24,720	$20,293

Denominator:
Weighted-average shares outstanding - diluted	29,620	29,459	29,587	29,424

Adjusted earnings per diluted share	$0.15	$0.15	$0.84	$0.69

(a)
Represents costs and expenses related to the refinancing of our credit agreement and our public offerings; all transaction costs are included in SG&A with the exception of $1.5 million that is included in Other expense, net during the fiscal fourth quarter and fiscal year ended December 29, 2018.

(b)
Represents the tax effect of the aforementioned adjustments to reflect corporate income taxes at an assumed effective tax rate of 23% for the periods ended December 29, 2018, which includes provisions for U.S. federal income taxes, and assumes the respective statutory rates for applicable state and local jurisdictions.

(c)
Net tax benefit due to the enactment of the Tax Act during the fiscal quarter and fiscal year ended December 30, 2017, consisting primarily of the re-measurement of deferred tax liabilities using the lower enacted corporate tax rate.